Exhibit 99.1

NEWS RELEASE

Contacts:	Geoff Banta, EVP & CFO AMERISAFE, Inc. 337-463-9052 Ken Dennard, Managing Partner Karen Roan, Sr.VP DRG&E / 713-529-6600
AMERISAFE ANNOUNCES THIRD QUARTER RESULTS
     DeRidder, LA – October 31, 2006 — AMERISAFE, Inc. (Nasdaq: AMSF) today announced results for the three and nine months ended September 30, 2006.
     Gross premiums written in the third quarter totaled $83.0 million, an increase of 17.4 percent over gross premiums written of $70.7 million in the third quarter of 2005. Third quarter revenues totaled $81.8 million, an 18.0 percent increase over revenues of $69.4 million in the prior year period. Net investment income increased to $6.3 million in the third quarter from $4.3 million for the same period last year.
     Net income in the third quarter was $8.3 million compared to $4.8 million in the third quarter of 2005. Net income included realized capital gains of $346,000 (before tax) in the third quarter of 2006 and $563,000 (before tax) in the third quarter of 2005.
     For the nine months ended September 30, 2006, gross premiums written totaled $255.9 million, a 10.7 percent increase over gross premiums written of $231.2 million for the same period in 2005. Year to date 2006 revenues totaled $236.2 million, a 16.3 percent increase over revenues of $203.1 million in the same period last year. Net investment income increased to $18.1 million for the nine months ended September 30, 2006 from $12.0 million in the same period in 2005.

     Net income for the nine months ended September 30, 2006 was $23.3 million compared to $526,000 for the same period in 2005. For the nine months ended September 30, 2005, AMERISAFE recorded pre-tax loss and loss adjustment expenses (LAE) of $8.7 million for claims occurring in prior years and a pre-tax loss of $13.2 million related to the commutation of reinsurance contracts with Converium Reinsurance (North America). There were no prior year loss and loss adjustment expenses recorded in the nine months ended September 30, 2006. Net income for the nine months ended September 30, 2006 included realized capital gains of $2.6 million (before tax) compared to $1.3 million (before tax) for the same period in 2005.
     In anticipation of its initial public offering, AMERISAFE effected a 72-for-one reverse stock split effective as of October 27, 2005, reducing the number of then-outstanding shares of common stock to 299,774 shares. On November 23, 2005, AMERISAFE completed its initial public offering, issuing 8.0 million shares of its common stock at $9.00 per share. Upon completion of the IPO, holders of AMERISAFE’s Series A preferred stock exchanged the outstanding shares of this series of preferred stock for 9.1 million shares of common stock. As a result of the exchange of Series A preferred stock for shares of the Company’s common stock, under the terms of our articles of incorporation, holders of the Company’s outstanding convertible preferred stock are no longer entitled to receive dividends. At September 30, 2006, there were 17.4 million shares of common stock outstanding.
     In the third quarter of 2006, diluted earnings per share allocable to common shareholders were $0.42 compared to $6.05 in the same period of 2005. Weighted average diluted shares outstanding for the third quarter of 2006 were 17,432,597 shares compared to 299,774 shares in the third quarter of 2005. For the first nine months of 2006, diluted earnings per share allocable to common shareholders were $1.17 compared to $(22.07) in the same period of 2005. Weighted average diluted shares outstanding for the first nine months of 2006 were 17,431,263 compared to 299,774 shares in the first nine months of 2005. The issuance of 17.1 million shares of common stock in November 2005 (and the resulting calculation of weighted average shares outstanding) and the elimination of the obligation to pay preferred stock dividends will impact period-to-period comparisons of the Company’s reported earnings per share for the remainder of 2006.

     The net combined ratio for the third quarter of 2006 was 93.6% compared to 96.5% for the same period in 2005. Loss and loss adjustment expenses for the third quarter of 2006 totaled $51.7 million, or 69.0% of net premiums earned, compared to $45.2 million, or 70.2% of net premiums earned for the same period in 2005. Total underwriting expenses, including commissions and salaries and benefits, for the third quarter were $18.2 million, or 24.3% of net premiums earned, compared to $16.8 million, or 26.2% of net premiums earned, for the third quarter of 2005.
     The net combined ratio for the first nine months of 2006 was 94.6% compared to 106.9% for the same period in 2005. Loss and loss adjustment expenses for the first nine months of 2006 totaled $150.0 million, or 69.8% of net premiums earned, compared to $155.6 million, or 82.2% of net premiums earned for the same period in 2005. Total underwriting expenses, including commissions and salaries and benefits, for the first nine months of 2006 were $52.7 million, or 24.5% of net premiums earned, compared to $46.4 million, or 24.5% of net premiums earned, for the same period in 2005.
     Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “We are extremely pleased with our third quarter and year to date financial performance. We experienced healthy top line growth with very strong earnings. In the quarter, we also saw the benefit of our expense management efforts and continuing growth in our invested asset base. Additionally, we continue to see favorable trends in our current accident year losses through September 30, 2006. This is the fifth consecutive quarter in which we experienced no adverse prior year loss development, which is a reflection of our rigorous underwriting, proactive safety reviews and intense claims management practices.”

2006 Outlook
     The Company is updating guidance for 2006. We presently expect gross premiums written for the full year at the upper end of the range from the earlier guidance of between $317 million and $325 million. Absent any extraordinary loss occurrence or occurrences in the balance of the year, the Company presently expects, for the full year, a combined ratio of 95% or better and a return on average equity of 19% or better. AMERISAFE calculates return on average equity by dividing annualized net income by the average of shareholders’ equity, including redeemable preferred stock, for the applicable period. For clarification, our calculation of return on equity includes net realized gains on investments. Our overall financial objective is to produce a return on equity of at least 15% over the long term.
Conference Call Information
     AMERISAFE has scheduled a conference call for tomorrow, Wednesday, November 1, 2006 at 10:00 a.m. eastern time to discuss the Company’s results for the third quarter and first nine months of 2006 and to comment on management’s outlook for future periods. To participate in the conference call dial 303-205-0033 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available shortly after the live broadcast ends and will be accessible through November 15, 2006. To access the replay, dial 303-590-3000 and use the pass code 110733426.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.amerisafe.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at www.amerisafe.com.
About AMERISAFE
     AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE markets workers’ compensation insurance in 26 states and the District of Columbia.

     Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2005. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(unaudited)
Revenues:
Gross premiums written	$82,951	$70,658	$255,920	$231,182
Ceded premiums written	(4,894)	(5,233)	(14,069)	(14,930)

Net premiums written	$78,057	$65,425	$241,851	$216,252

Net premiums earned	$74,991	$64,338	$214,972	$189,370
Net investment income	6,316	4,335	18,132	11,985
Net realized gains on investments	346	563	2,581	1,337
Fee and other income	195	120	550	426

Total revenues	81,848	69,356	236,235	203,118

Expenses:
Loss and loss adjustment expenses incurred	51,743	45,189	149,989	155,625
Underwriting and other operating costs	18,209	16,848	52,739	46,415
Interest expense	923	735	2,579	2,061
Policyholder dividends	216	65	563	451

Total expenses	71,091	62,837	205,870	204,552

Income (loss) before taxes	10,757	6,519	30,365	(1,434)
Income tax expense (benefit)	2,492	1,709	7,046	(1,960)

Net income	$8,265	$4,810	$23,319	526

Preferred stock dividends	—	(2,422)	—	(7,142)

Net income (loss) available to common shareholders	$8,265	$2,388	$23,319	$(6,616)

AMERISAFE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (cont.)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(unaudited)
Basic EPS:
Net income (loss) available to common shareholders	$8,265	$2,388	$23,319	$(6,616)

Portion allocable to common shareholders	87.8%	75.8%	87.8%	100.0%
Net income (loss) allocable to common shareholders	$7,257	$1,812	$20,474	$(6,616)

Basic weighted average common shares	17,424,054	299,774	17,422,413	299,774
Basic earnings per common share	$0.42	$6.05	$1.17	$(22.07)

Diluted EPS:
Net income (loss) allocable to common shareholders	$7,257	$1,812	$20,474	$(6,616)

Diluted weighted average common shares:
Weighted average common shares	17,424,054	299,774	17,422,413	299,774
Stock options	—	—	—	—
Restricted stock	8,543	—	8,850	—

Diluted weighted average common shares	17,432,597	299,774	17,431,263	299,774

Diluted earnings per common share	$0.42	$6.05	$1.17	$(22.07)

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets
Investments	$577,775	$533,618
Cash and cash equivalents	61,778	49,286
Amounts recoverable from reinsurers	122,792	122,562
Premiums receivable, net	145,621	123,934
Deferred income taxes	26,689	22,413
Deferred policy acquisition costs	19,785	16,973
Deferred charges	4,003	3,182
Other assets	26,591	20,352

	$985,034	$892,320

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$520,843	$484,485
Unearned premiums	151,403	124,524
Insurance-related assessments	39,647	35,135
Subordinated debt securities	36,090	36,090
Other liabilities	65,385	64,740

Redeemable preferred stock	50,000	50,000

Total shareholders’ equity	121,666	97,346

Total liabilities, redeemable preferred stock and shareholders’ equity	$985,034	$892,320

AMERISAFE, INC. AND SUBSIDIARIES
Selected Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(unaudited)
Current accident year loss ratio (1)	69.0%	70.2%	69.8%	70.6%
Prior accident year loss ratio (2)	0.0%	0.0%	0.0%	11.5%

Net loss ratio	69.0%	70.2%	69.8%	82.2%

Net underwriting expense ratio (3)	24.3%	26.2%	24.5%	24.5%

Net dividend ratio (4)	0.3%	0.1%	0.3%	0.2%

Net combined ratio (5)	93.6%	96.5%	94.6%	106.9%

Return on average equity (6)	19.8%	22.2%	19.5%	0.8%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.

(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.

(3)	The net underwriting expense ratio is calculated by dividing underwriting and other operating costs by the current year’s net premiums earned.

(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.

(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.

(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock, for the applicable period.